SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                               ARTISTdirect, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    04315D400
                                 (CUSIP Number)

                                  March 8, 2010
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04315D400

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          DKR Capital Partners, LP
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

                    0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

CUSIP No. 04315D400

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          DKR Oasis Management Company, LP
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

CUSIP No. 04315D400

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          DKR Soundshore Oasis Holding Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED
                    0
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

CUSIP No. 04315D400

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON Seth Fischer
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
OWNED BY
                    0
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    0
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%

-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

 CUSIP No. 04315D400


ITEM 1(a).  NAME OF ISSUER:
            ARTISTdirect, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1601 Cloverfield Boulevard
            Santa Monica, California 90404


ITEM 2(a).  NAME OF PERSONS FILING:
     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) DKR Capital Partners, L.P., a Delaware limited partnership ("DKR"), is a registered investment adviser and the managing general partner of DKR Oasis Management Company, LP, a Delaware limited partnership (the "Investment Manager"), which is the investment manager of DKR Soundshore Oasis Holding Fund, Ltd. ("Soundshore Oasis") with respect to the shares of Common Stock reported in this Schedule 13G.

         (ii) The Investment Manager, a Delaware limited partnership, is the investment manager of Soundshore Oasis with respect to the shares of Common Stock reported in this Schedule 13G.

         (iii) Soundshore Oasis, a Cayman Islands exempted company, with respect to the shares of Common Stock owned by it.

         (iv) Seth Fischer ("Mr. Fischer") is responsible for the supervision and conduct of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, including the shares of Common Stock reported in this Schedule 13G owned by such investment fund.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OF PERSONS FILING:

     The address of the principal business office of each of DKR and the Investment Manager is 1281 East Main Street, Stamford, CT 06902. The address of the principal business office of Soundshore Oasis is c/o Codan Trust Company (Cayman) Ltd., Cricket Square, Hutchins Drive, George Town, Grand Cayman, KY1-1111. The address of the principal business office of Mr. Fischer is Suite 2608, 26th Floor, Two Exchange Square, Central, Hong Kong.

ITEM 2(c).  CITIZENSHIP:

     DKR and the Investment Manager are Delaware limited partnerships. Soundshore Oasis is a Cayman Islands exempted company. Mr. Fischer is a United States citizen.

CUSIP No. 04315D400


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $0.001 per share.

ITEM 2(e).  CUSIP NUMBER:      04315D400

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act;

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F);

          (g) [ ] Parent Holding Company, in accordance with
                  Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

CUSIP No. 04315D400


ITEM 4.   OWNERSHIP.

          DKR is a registered investment adviser and the managing general partner of the Investment Manager, which is the investment manager of Soundshore Oasis with respect to which it has voting and dispositive authority over the shares of Common Stock reported in this Schedule 13G. Mr. Fischer is responsible for the supervision of all investment activities of the Investment Manager, including all investment decisions with respect to the assets of Soundshore Oasis, and therefore may be deemed to be the beneficial owner of the shares of Common Stock owned by such investment fund reported in this Schedule 13G.

          Each of DKR, the Investment Manager and Mr. Fischer hereby disclaims beneficial ownership of any such shares of Common Stock.

         A. DKR
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to vote or to direct the vote: 0

         B. Investment Manager
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to vote or to direct the vote: 0


         C. Soundshore Oasis
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to vote or to direct the vote: 0

         D. Mr. Fischer
            (a) Amount beneficially owned: 0
            (b) Percent of class: 0%
            (c) Number of shares as to which such person has:
            (i) sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to vote or to direct the vote: 0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES:

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  April 1, 2010           /s/ Barbara Burger
                                -----------------------------------
                                DKR CAPITAL PARTNERS, LP
                                By Barbara Burger
                                President and General Counsel

                                /s/ Barbara Burger
                                -----------------------------------
                                DKR OASIS MANAGEMENT COMPANY, LP By DKR
                                CAPITAL PARTNERS, LP, its managing general
                                partner; By Barbara Burger President and
                                General Counsel

                                /s/ Barbara Burger
                                -----------------------------------
                                DKR SOUNDSHORE OASIS HOLDING FUND, Ltd.
                                By Barbara Burger
                                Director

                                /s/ Seth Fischer
                                -----------------------------------
                                Seth Fischer